Exhibit 99.1

GULFMARK

OFFSHORE

GulfMark Offshore Announces

Fourth Quarter and Full Year 2012 Operating Results

HOUSTON, February 25, 2013 — GulfMark Offshore, Inc. (NYSE: GLF) today announced the results of operations for the three- and twelve-month periods ended December 31, 2012. For the three months ended December 31, 2012, consolidated revenue was $95.0 million, and the net loss for the same period was $4.9 million, or $0.19 per diluted share. For the twelve months ended December 31, 2012, consolidated revenue was $389.2 million and net income was $19.3 million, or $0.73 per diluted share.

Bruce Streeter, President and CEO, commented, “We have emphasized the cyclicality of our business and our belief that 2012 was a year where we positioned GulfMark to take advantage of the strong upside that appears to be developing. Since 2009, we have seen year-over-year improvement in the global market for our vessels, and we continue to see an improving and expanding marketplace as we look ahead. The U.S. Gulf of Mexico is developing into a very strong market, with utilization levels near 100% for several of the weeks thus far this year. The North Sea continues to be a strong market and current indications point to a meaningful increase in drilling activity for the 2013 season. A variety of reasons led to a weaker spot market than anticipated in 2012, however, the growth in the drilling fleet, the number of sanctioned projects and, in particular, the very positive planning in Norway point to future opportunities. Southeast Asia, although down noticeably in the fourth quarter, is showing strong signs of improvement in Malaysia and Indonesia. Operating costs, driven largely by mariner labor costs, continue to put pressure on profitability, but we are pushing costs through to operators as contracts roll over and anticipate that these cost pressures will wane as the current backlog of new vessels are delivered in 2013 and 2014.

“During 2012 we took significant steps to upgrade the competitiveness of our global operations. In the U.S. Gulf of Mexico we upgraded the fleet, through the reallocation of capital, from smaller vessels into larger higher margin vessels. In the North Sea, we took a similar step with the divestiture of an older non-core vessel and the purchase of a vessel that complements our strong franchise position there. We relocated two vessels from Brazil to Southeast Asia, where we believe we will see significant improvements in profitability. In Southeast Asia, we also initiated a restructuring in the third quarter to better position ourselves to take advantage of what we see as an improving market. Also, on top of all of this, we have an 11 vessel new-build program that begins to deliver cutting edge vessels into these markets in the second quarter of 2013.

“We continue to focus on the strength of our fleet and investing in the fleet for the future. In addition to these operational improvements, in December we began to take advantage of the low price for our stock through the implementation of a stock repurchase program, and simultaneously we made the decision to begin to return a portion of the annual cash flows to stockholders with the initiation of a $1.00 per share annual dividend, and a subsequent $0.25 per share quarterly dividend.

GulfMark Offshore, Inc.

Press Release

February 25, 2013

We believe that the operational improvements discussed above, in combination with the initiation of the dividend and the stock repurchase program, will create meaningful value for our stockholders over the next several years.”

Consolidated Fourth Quarter Results

Consolidated revenue for the fourth quarter of 2012 was $95.0 million, a decrease of 7%, or $6.8 million, from the third quarter. Consolidated operating income was down $15.8 million as a result of a combination of lower quarterly revenue, coupled with approximately $3.0 million of higher direct operating expenses during the quarter, no gains on asset sales, (which amounted to $3.9 million in the third quarter), an impairment charge of $0.3 million, and an increase in bad debt expense of $2.3 million.

Net loss for the quarter also included a write-off of $0.6 million of unamortized debt fees resulting from the termination of the facility agreement.

Regional Results for the Fourth Quarter

In the North Sea region, fourth quarter revenue was $39.5 million, down $2.3 million, or 5%, from the third quarter. As is typical in the fourth quarter, the decrease in revenue was due principally to lower utilization, which decreased from 93% in the third quarter to 85% in the fourth quarter. This lower utilization is consistent with seasonal patterns in the North Sea. The average day rate for the North Sea region was relatively flat compared to the third quarter average. The principal driver of the lower utilization was the activity levels of the three UT722L anchor handlers, which combined had a utilization average of 86% in the third quarter and 51% in the fourth.

Fourth quarter revenue for the Americas region was $41.9 million, down slightly from the third quarter. The average day rate increased 2% from the prior quarter and utilization was up marginally, however there was one less vessel operating in the Americas region during the quarter.

During the fourth quarter, revenue in the Southeast Asia region was $13.6 million, a decrease of approximately $4.0 million, or 23%, from the third quarter amount. Although down sequentially, the reduction is a temporary consequence of our third quarter management restructuring. The Company anticipates that the effects of the restructuring will begin to benefit the Company in the second quarter of 2013.

Consolidated Operating Expenses for the Fourth Quarter

Direct operating expenses for the fourth quarter were $51.8 million, an increase of $3.0 million, or 6%, from the third quarter. The increase was driven largely by two factors: an increase in estimated pension liabilities of approximately $1.0 million, and approximately $1.0 million for higher fuel costs due to unanticipated vessel relocations.

GulfMark Offshore, Inc.

Press Release

February 25, 2013

Drydock expense in the fourth quarter was $9.9 million and full-year drydock expense was $33.3 million, consistent with the latest guidance.

General and administrative expense was $16.1 million for the fourth quarter, approximately $4.1 million over the anticipated 2012 quarterly run rate of $12 million. The increase was driven largely by two factors: the write-off of $2.3 million in receivables in the U.K., related mainly to a customer that suddenly filed for bankruptcy, and $1.5 million of additional severance and other costs associated with the management restructuring in Southeast Asia.

Results of Operations for the Year

Consolidated revenue for the year ended December 31, 2012 was $389.2 million, an increase of $7.3 million, or 2%, from the prior year. Consolidated operating income for the year was $51.0 million, a decrease of $27.5 million, or 35%, from the prior year. Earnings per diluted share for the year was $0.73.

Liquidity and Capital Commitments

Cash flow from operations totaled $37.6 million in the fourth quarter of 2012. Cash on hand at December 31, 2012 was $185.2 million, and as of that date there were no amounts drawn on the Company’s $150.0 million revolving credit facility. Total debt at December 31, 2012 was $501.0 million, and debt, net of cash on hand, was $315.8 million.

Capital expenditures during the fourth quarter totaled $81.5 million, which included $50.5 million of progress payments on the construction of new vessels and the purchase of a PSV in the North Sea for $28.6 million.

As of December 31, 2012, the Company had approximately $276 million of unfunded capital commitments related to the construction of 11 vessels. Anticipated progress payments over the next three calendar years are as follows: $228 million in 2013; $38 million in 2014; and $10 million in 2015. The Company expects to fund the construction contract commitments from cash on hand and cash generated by operations through 2014.

Outlook

CEO Bruce Streeter commented on the outlook for the Company, stating, “We remain extremely confident that 2013 is going to be a strong year for GulfMark. We have 11 vessels under construction, eight of which will be delivered during the year, and another three vessels going through our extremely successful stretch transformation. I continue to be optimistic about our business and the investments we are making around the world in both our people and in our vessels. The continuing drive to make the Company better for our customers and our stockholders requires the relentless attention of all of our employees, and, as always, I want to thank the roughly 1700 mariners and 200 shore-based employees who support our customers and who dedicate themselves to safe and efficient operations every day.”

GulfMark Offshore, Inc.

Press Release

February 25, 2013

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss the Company’s earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Tuesday, February 26, 2013. To participate in the teleconference, investors in the U.S. should dial 1-877-317-6789 at least 10 minutes before the start time and reference GulfMark. Canada-based callers should dial 1-866-605-3852, and international callers outside of North America should dial 1-412-317-6789. The webcast of the conference call also can be accessed by visiting the Company’s website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman
Investor Relations
E-mail:	Michael.Newman@GulfMark.com
(713) 963-9522

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

February 25, 2013

	Three Months Ended			Twelve Months Ended
Operating Data (unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands, except per share data)	2012	2012	2011	2012	2011
Revenue	$95,019	$101,867	$99,892	$389,205	$381,870
Direct operating expenses	51,755	48,778	43,257	198,187	182,585
Drydock expense	9,930	9,515	(1)	33,280	15,932
General and administrative expenses	16,100	14,389	11,303	54,600	45,495
Depreciation and amortization expense	15,145	14,697	15,032	59,722	59,586
(Gain) loss on sale of assets	3	(3,919)	(2,028)	(8,741)	(2,018)
Impairment charge	293	859	1,750	1,152	1,750

Operating Income	1,793	17,548	30,579	51,005	78,540
Interest expense	(5,207)	(4,331)	(5,200)	(23,244)	(22,314)
Interest income	109	64	368	338	748
Loss on extinguishment of debt	(550)	(187)	—	(4,378)	—
Foreign currency gain (loss) and other	(1,307)	539	442	(1,779)	(2,346)

Income (loss) before income taxes	(5,162)	13,633	26,189	21,942	54,628
Income tax benefit (provision)	273	(627)	(2,544)	(2,669)	(4,694)

Net Income (Loss)	$(4,889)	$13,006	$23,645	$19,273	$49,934

Diluted earnings (loss) per share	$(0.19)	$0.49	$0.90	$0.73	$1.91
Weighted average diluted common shares	26,303	26,294	26,032	26,228	25,962

Other Data
Revenue by Region (000’s)
North Sea	$39,477	$41,757	$43,982	$164,273	$172,393
Southeast Asia	13,605	17,633	15,880	60,504	63,754
Americas	41,937	42,477	40,030	164,428	145,723

Rates Per Day Worked
North Sea	$19,848	$19,821	$20,923	$20,075	$20,071
Southeast Asia	14,165	14,844	14,690	14,383	15,053
Americas	18,339	17,939	14,867	17,150	14,526

Overall Utilization
North Sea	84.5%	93.1%	91.7%	89.6%	92.4%
Southeast Asia	70.4%	88.7%	86.0%	79.4%	85.1%
Americas	83.4%	82.7%	85.4%	82.5%	80.5%

Average Owned Vessels
North Sea	24.7	24.0	25.2	24.2	24.8
Southeast Asia	15.3	15.0	14.0	14.9	14.0
Americas	29.7	30.8	35.0	31.9	35.0

Total	69.7	69.8	74.2	71.0	73.8

Drydock Days
North Sea	64	27	—	185	149
Southeast Asia	39	50	11	135	117
Americas	80	150	5	407	182

Total	183	227	16	727	448

Drydock Expenditures (000’s)	$9,930	$9,515	$(1)	$33,280	$15,932

GulfMark Offshore, Inc.

Press Release

February 25, 2013

	As of, or Three Months Ended			As of, or Twelve Months Ended
Summary Financial Data (unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands, except per share data)	2012	2012	2011	2012	2011
Balance Sheet Data
Cash and cash equivalents	$185,175	$148,993	$128,817	$185,175	$128,817
Working capital	224,837	210,825	178,902	224,219	178,902
Vessels, equipment and other fixed assets, net	1,136,360	1,107,960	1,143,441	1,136,360	1,143,441
Construction in progress	169,429	117,693	37,107	169,429	37,107
Total assets	1,745,674	1,637,413	1,499,799	1,745,674	1,499,799
Long-term debt (1)	500,999	390,000	305,830	500,999	305,830
Shareholders’ equity	1,027,882	1,049,088	996,860	1,027,882	996,860

(1) Current portion of long-term debt included in working capital.

Cash Flow Data
Cash provided by operating activities	$37,571	$21,188	$43,276	$102,736	$97,471
Cash flow used in investing activities	(81,448)	(59,922)	(34,406)	(198,764)	(49,408)
Cash flow provided by (used in) financing activities	79,253	40,550	7,337	150,604	(16,231)

Forward Contract Cover	2013	2012
North Sea	57%	68%
Southeast Asia	33%	41%
Americas	48%	32%

Total	48%	44%

Forward Contract Cover	2014	2013
North Sea	36%	53%
Southeast Asia	15%	15%
Americas	24%	15%

Total	27%	25%

Reconciliation of Non-GAAP Measures: Year Ended December 31, 2012

(dollars in millions, except per share data)	Operating Income	Interest Expense	Other Expense	Tax Provision (Benefit)	Net Income (Loss)	Diluted EPS
Before Special Items	$43.5	$(19.7)	$(0.3)	$(2.8)	$20.7	$0.79

Gain on Sale of Vessel	8.7	—	—	(3.2)	5.5	0.21
Charges Related to Debt Refinancing	—	(3.5)	(4.4)	3.2	(4.7)	(0.18)
Impairment Charge	(1.2)	—	—	—	(1.2)	(0.04)
Brazilian Foreign Currency Loss	—	—	(1.1)	0.1	(1.0)	(0.04)

U.S. GAAP	$51.0	$(23.2)	$(5.8)	$(2.7)	19.3	$0.74

Reconciliation of Non-GAAP Measures: Year Ended December 31, 2011

(dollars in millions, except per share data)	Operating Income	Interest Expense	Other Expense	Tax Provision Benefit (Provision)	Net Income	Diluted EPS
Before Special Items	$78.3	$(22.3)	$(1.6)	$(4.7)	49.7	$1.90

Gain on Sale of Vessel	2.0	—	—	—	2.0	0.08
Charges Related to Debt Refinancing	—	—	—	—	—	—
Impairment Charge	(1.8)	—	—	—	(1.8)	(0.07)
Brazilian Foreign Currency Loss	—	—	—	—	—	—

U.S. GAAP	$78.5	$(22.3)	$(1.6)	$(4.7)	$49.9	$1.91

GulfMark Offshore, Inc.

Press Release

February 25, 2013

Vessel Count by Reporting Segment	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of November 6, 2012	24	15	30	69

Newbuild Deliveries/Additions	1	0	0	1
Sales & Dispositions	0	0	0	0
Intercompany Relocations	0	1	(1)	0

Owned Vessels as of February 25, 2013	25	16	29	70
Managed Vessels	8	0	0	8

Total Fleet as of February 25, 2013	33	16	29	78